Exhibit 99.1

BreitBurn Energy Partners L.P. to Acquire Wyoming Gas and Oil Properties for
Approximately $285 Million

LOS ANGELES, July 27, 2011 — BreitBurn Energy Partners L.P. (the “Partnership”) (NASDAQ:BBEP) announced it has signed a definitive agreement to acquire natural gas and oil producing properties in Wyoming for approximately $285 million in cash from an undisclosed seller.  This transaction is consistent with BreitBurn’s strategy of acquiring long-lived assets with a predictable, low decline production profile and an inventory of low-risk exploitation and development opportunities.  The acquisition is subject to customary closing conditions and purchase price adjustments, including the exercise of preferential rights, and is expected to close before year end 2011.  Initially the transaction will be funded with borrowings under the Partnership’s existing bank credit facility.

Hal Washburn, BreitBurn’s Chief Executive Officer said, “We are pleased to announce this second acquisition in Wyoming in the last two months as it further expands our presence in the Rockies, an area where we have significant operating expertise and one in which we believe there are numerous additional acquisition opportunities.  These high quality assets should provide years of production growth through a significant inventory of low risk development opportunities and enhance our exposure to natural gas, which we think is attractively valued relative to oil.  This acquisition is consistent with our past practice of working closely with large oil and gas producers as they consider exiting a region.  We believe this acquisition will be immediately accretive to distributable cash flow per unit upon closing.  We continue to actively pursue other acquisition opportunities that fit our business model and are capable of generating incremental cash flow for our unitholders.”

Assets Acquired

The reserves, which are approximately 95% natural gas, are located primarily in the Evanston and Green River Basins of Southwest Wyoming and are characterized by long-lived and predictable production profiles.  The assets have estimated proved reserves of approximately 230 Bcfe, including approximately 136 Bcfe of estimated proved developed producing reserves.  In 2012 we expect to produce more than 30 MMcfe per day from these properties.  With the completion of the acquisition, BreitBurn expects to realize operating synergies as these properties are located in a region where the Partnership has a significant existing presence and a strong regional management team.

Highlights of this acquisition include:

—	Estimated proven reserves of approximately 230 Bcfe, including approximately 136 Bcfe of estimated proved developed producing reserves.

—	Expected 2012 net production of more than 30 MMcfe per day.

—	Approximately 620 producing wells in 16 fields.

—	Over 90 proven, undeveloped drilling locations and more than 600 additional potential drilling locations, the majority of which will be infill/increased density drilling.

—	Estimated reserve life index of approximately 21 years on estimated proved reserves and 12 years on estimated proved developed producing reserves.

—	Estimated lifting costs of approximately $0.83 per Mcfe.

—	Btu content ranging from 1,000 to 1,300 Mmbtu per Mcfe.

—	Transaction also includes limited acreage and non-operated interests in Colorado and Utah.

About BreitBurn Energy Partners L.P.

BreitBurn Energy Partners L.P. is a publicly traded independent oil and gas limited partnership focused on the acquisition, exploitation, development and production of oil and gas properties. The Partnership’s producing and non-producing crude oil and natural gas reserves are located in Northern Michigan, the Los Angeles Basin in California, the Wind River and Big Horn Basins in central Wyoming, the Sunniland Trend in Florida, and the New Albany Shale in Indiana and Kentucky. See www.BreitBurn.com for more information.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements relating to BreitBurn’s operations that are based on management’s current expectations, estimates and projections about its operations. Words and phrases such as “believe,” “future,” “expected,” “estimated”, “continue,” “will be,” “pursue,” “accelerate” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. These include risks relating to the Partnership’s financial performance and results, availability of sufficient cash flow to execute our business plan, prices and demand for natural gas and oil, increases in operating costs, our ability to replace reserves and efficiently develop our current reserves, political and regulatory developments relating to taxes, derivatives and our oil and gas operations, and the factors set forth under the heading “Risk Factors” incorporated by reference from our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2011, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, BreitBurn undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Investor Relations Contacts:
James G. Jackson
Executive Vice President and Chief Financial Officer
(213) 225-5900 x273
or
Jessica Tang
Investor Relations
(213) 225-5900 x210

BBEP-IR